United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2006

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

On April 4, 2006, DayStar Technologies, Inc. (“Company”) announced the appointment of Dr. Stephan DeLuca to the position of Chief Operating Officer. Dr. DeLuca’s employment with the Company is effective as of April 10, 2006. From January 2001 to April 2006, Dr. DeLuca was Vice President, Worldwide Sales and Business Development for INFICON Holding AG (“INFICON”), a leading developer, manufacturer and supplier of innovative vacuum instrumentation, critical sensor technologies, and process control software for the semiconductor and related industries. Dr. DeLuca joined INFICON in January 1991 as Product Manager for Gas Analysis products. In 1994, he assumed responsibility for the start up of INFICON’s Environmental Health and Safety business unit, and from May of 2000 through December 2002 he managed INFICON’s Asia Sales operations, based in Taiwan. Dr. DeLuca holds a Ph.D. in Applied Chemistry from the Colorado School of Mines, and an MBA from Syracuse University.

Dr. DeLuca entered into an employment agreement effective as of April 10, 2006. His base salary is $200,000. The agreement has an initial term of three-years. The agreement automatically extends for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement.

Under the employment agreement, Dr. Deluca is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

Dr. DeLuca may terminate his employment agreement for “good reason”. The Company may terminate each agreement at any time for “cause” or in the event of the executive officer’s disability or death. If the Company terminates for “cause”, the executive officer’s obligations cease after a specific termination procedure process. If the Company terminates “without cause” or the executive officer terminates for “good reason”, Dr. DeLuca is entitled to one year base salary, plus the amount of incentive compensation paid in the prior year under the incentive program. In the event that the agreement is terminated because of death, all obligations to Dr. DeLuca immediately cease, except for benefits accrued to date. In the event of disability preventing the executive officer from substantially performing his duties, Company may terminate for “cause”.

If Dr. DeLuca’s contract is terminated after a “change in control”, he is entitled to 2.5 times of base salary, plus the maximum amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by him, if any, shall vest automatically on the termination of his employment. A “change in control”, as defined, includes (a) a consolidation or merger in which the Company is not the continuing or surviving corporation, (b) a recapitalization in which any person becomes the 50% owner, (c) any transaction in which substantially all the assets of the corporation are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of the voting power of the Company.

The agreement contains an eighteen (18) month non-competition and non-solicitation provision that restricts the executive from engaging in or being associated with any person or entity that engages in or plans to engage in the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in direct competition with the Company’s products or services. For purposes of the agreement,

Company’s products or services are defined as CIGS-based PV products manufactured by a continuous process and/or on a flexible media.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes. The agreement is governed by New York Law.

In addition, effective with his employment on April 10, 2006 Dr. DeLuca received an Equity Incentive Plan Restricted Stock grant for 50,000 shares of common stock, vesting one fourth on each anniversary date at the then market price of the Common Stock.

The press release that was issued by the Company on April 4, 2006 relating to this appointment is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

10.8	Employment Agreement with Stephan J. Deluca, dated April 10, 2006

99.1	Press Release of DayStar Technologies, Inc. dated April 4, 2006 Entitled “DayStar Technologies Appoints Chief Operating Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud
Chief Financial Officer

Dated: April 10, 2006